UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Tennant Avenue #5, Morgan Hill, California 95037
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 487-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.01                                Entry Into A Material Definitive Agreement.

From August 8, 2007 through September 27, 2007, Save the World Air, Inc. (the “Company”) conducted a private offering (the “Summer 2007 Offering”) of up to $300,000 aggregate face amount of its convertible notes (the “Summer 2007 Notes”) with a small number of accredited investors.  Of this amount, $330,000 aggregate face amount of the Summer 2007 Notes were sold for an aggregate purchase price of $281,800.  While the stated interest rate on the Summer 2007 Notes is 0%, the actual interest rate on the Summer 2007 Notes is 10%.  The Summer 2007 Notes mature on the first anniversary of their date of issuance, i.e. September 28, 2007.  The Summer 2007 Notes are convertible, at the option of the noteholder, into shares of common stock of the Company (the “Conversion Shares”) at a conversion price equal to the average of the closing bid price of the Company’s Common Stock for the five trading days preceding the closing date of the Summer 2007 Offering (the “Conversion Prices”).  Up to 837,784 Conversion Shares are issuable at a Conversion Price of  $0.37 per share.

Each of the investors in the Summer 2007 Offering received, for no additional consideration, a warrant (the “Summer 2007 Warrants”), entitling the holder to purchase a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Summer 2007 Notes are convertible (the “Warrant Shares”). Each Summer 2007 Warrant is exercisable on a cash basis only at a price of $0.50 per share, and is exercisable for a period of two years from the date of issuance, i.e. September 28, 2007.  Up to 418,892 Warrant Shares are initially issuable on exercise of the Summer 2007 Warrants.

The Company received $281,800 gross and net proceeds in the 2007 Summer Offering.  The proceeds of the Summer 2007 Offering will be used for general corporate purposes and working capital.

 Item 9.01                                Financial Statements and Exhibits

99.1           Form of Note Purchase Agreement

99.2           Form of Spring 2007 Notes

99.3           Form of Spring 2007 Warrants

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVE THE WORLD AIR, INC.

Date: October 8, 2007	By:	/s/ Charles R. Blum
President and Chief Executive Officer

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